Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

Playtika Holding Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$600,000,000(1)	0.0000927	$55,620.00(2)

Fees Previously Paid	—	—	—

Total Transaction Valuation	$600,000,000(1)

Total Fees Due for Filing			$55,620.00

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$55,620.00

(1)	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase shares of common stock with a value of up to $600,000,000.
(2)

The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $92.70 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.00927% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.